Filed pursuant to Rule 424(b)(3)

Registration No. 333-252515

PROSPECTUS SUPPLEMENT NO. 15

(to Prospectus dated February 16, 2021)

Danimer Scientific, Inc.

Up to 32,435,961 Shares of Common Stock

Up to 16,279,253 Shares of Common Stock Issuable Upon Exercise of Warrants and Options

This prospectus supplement supplements the prospectus dated February 16, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252515). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on December 15, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.  The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 16,279,253 shares of our Class A common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,000,000 shares of Common Stock that are issuable upon the exercise of 6,000,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of Live Oak Acquisition Corp., our predecessor company (“Live Oak”), (ii) up to 10,000,000 shares of Common Stock that are issuable upon the exercise of 10,000,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Live Oak and (iii) up to 279,253 shares of Common Stock issuable upon exercise of Non-Plan Legacy Danimer Options. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (i) up to 32,435,961 shares of Common Stock (including up to 6,000,000 shares of Common Stock that may be issued upon exercise of the Private Warrants) and (ii) up to 6,000,000 Private Warrants. We will not receive any proceeds from the sale of shares of Common Stock or the Private Warrants by the Selling Securityholders pursuant to the Prospectus and this prospectus supplement.

Our registration of the securities covered by the Prospectus and this prospectus supplement does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Common Stock covered by the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our Common Stock is listed on The New York Stock Exchange under the symbol “DNMR”. On December 15, 2021, the closing price of our Common Stock was $10.59. Our Public Warrants were previously traded on The New York Stock Exchange under the symbol “DNMR WS”; however, the Public Warrants ceased trading on the New York Stock Exchange and were delisted following their redemption.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 4 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 16, 2021.

United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2021

DANIMER SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39280	84-1924518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

140 Industrial Boulevard Bainbridge, Georgia	39817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 243-7075

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	DNMR	The New York Stock Exchange

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Advantage Loan Agreement

On December 15, 2021, Danimer Scientific Holdings, LLC, a Delaware limited liability company (“DSH”), Meredian Bioplastics, Inc., a Georgia corporation (“MBI”), Meredian, Inc., a Georgia corporation (“Meredian”), Danimer Scientific, L.L.C., a Georgia limited liability company (“DSLLC”), Danimer Bioplastics, Inc., a Georgia corporation (“DBI”), Danimer Scientific Kentucky, Inc., a Delaware corporation (“DSK”), each an indirect wholly-owned subsidiary of Danimer Scientific, Inc., a Delaware corporation (the “Company”), entered into Amendment No. Four to Loan and Security Agreement and Consent (“Amendment No. Four”) to that certain Loan and Security Agreement, dated as of March 13, 2019 (as amended by Amendment No. One to Loan and Security Agreement dated as of October 2, 2020, Amendment No. Two to Loan and Security Agreement and Consent dated as of December 22, 2020 and Amendment No. Three to Loan and Security Agreement and Consent dated as of March 18, 2021 and as amended, modified, supplemented, renewed or extended from time to time the “Advantage Loan Agreement”), among DSH and MBI, as borrowers (each an “Advantage Borrower”), Meredian, DSLLC, DBI and DSK, as guarantors (each an “Advantage Guarantor”, and collectively with the Advantage Borrowers, the “Advantage Loan Parties”), the lenders party thereto from time to time (the “Advantage Lenders”), and Southeast Community Development Fund X, L.L.C., as administrative agent for the Advantage Lenders (the “Administrative Agent”).

Amendment No. Four, among other things, (i) amended the restricted payments negative covenant to allow the Advantage Loan Parties and their subsidiaries to make distributions to the Company in amounts necessary to make payments under permitted exchangeable indebtedness and permitted bond hedge transactions, (ii) removed the restriction on the Advantage Borrowers’ ability to voluntarily prepay the term loan in the original principal amount of $4,500,000 (the “NMTC Loan”) under the Advantage Loan Agreement prior to July 1, 2022, (iii) modified the provision that as long as DSH maintains $10,000,000 in “qualified cash” (as defined in the Advantage Loan Agreement), the financial covenants of consolidated adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”), consolidated fixed charge coverage ratio and consolidated leverage ratio will not be tested, subject to certain exceptions, by reducing the $10,000,000 amount to $5,000,000 in the event the NMTC Loan is paid in full, and (iv) clarified that the cross-default provision does not apply to the Company, permitted exchangeable indebtedness or a permitted bond hedge. As a condition to the effectiveness of Amendment No. Four, among other things, Meredian Holdings Group, Inc. delivered to the Administrative Agent, for the benefit of the Administrative Agent and each Advantage Lender, a Ratification by Guarantor (the “Advantage Ratification”), pursuant to which it acknowledged the entry of the Advantage Loan Parties into Amendment No. Four and each other amendment and modification of the Advantage Loan Agreement, ratified its obligations under its guaranty and pledge agreements, and confirmed that the Administrative Agent has a first-priority perfected security interest in all the limited liability company interests owned by MHG in DSH.

The above description of Amendment No. Four and the Advantage Ratification are summaries and are not complete. A copy of the Amendment No. Four and the Advantage Ratification are filed as exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Amendment No. Four and the Advantage Ratification set forth in such exhibits.

Amendment to Truist Revolving Credit Agreement

On December 15, 2021, DSH, Meredian, MBI, DSLLC, DBI, DSK (collectively, the “Truist Borrowers”), and Truist Bank (“Truist”) entered into the First Amendment (the “First Amendment”) to that certain Revolving Credit Agreement, dated April 29, 2021, by and among the Truist Borrowers, the other loan parties party thereto, and Truist (as amended, the “Truist Credit Agreement”).

Pursuant to the First Amendment, among other things, (i) the availability block (as provided for in the Truist Credit Agreement) was increased from $4.0 million in the aggregate to an initial amount of $11.8 million in the aggregate (which amount shall be subject to adjustment from time to time based on the EBITDA and certain fixed charges of the Truist Borrowers and their subsidiaries in accordance with the terms of the First Amendment), (ii) the Company will be permitted to hold the 2021 Convertible Note Hedge (as defined in the First Amendment ) and perform its obligations with respect to the 2021 Convertible Notes Offering (as defined in the First Amendment) and (iii) the undrawn $1.0 million capital expenditure line of credit with a one year draw period set forth in the Truist Credit Agreement was discontinued. As a condition to the effectiveness of the First Amendment, among other things, the Company and MHG (the “Truist Guarantors”) delivered to Truist a Reaffirmation and Ratification of Guarantors (the “Truist Ratification”), pursuant to which the Truist Guarantors acknowledged the entry into by the Truist Borrowers of the First Amendment, ratified and reaffirmed each of their obligations under its guaranty and the other loan documents with Truist to which they are a party and affirmed that nothing in the First Amendment modified in any respect their guarantee obligations.

The foregoing summary of the First Amendment does not purport to be complete and is subject to and qualified in its entirety by the full text of the First Amendment, which is included as Exhibit 10.3 to this Current Report on Form 8-K, and the Truist Ratification, which is included as Exhibit 10.4 to this Current Report on Form 8-K, and each of which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On December 15, 2021, Danimer Scientific, Inc. (the “Company”) issued a press release relating to its proposed offering of Convertible Senior Notes due 2026 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Neither this Current Report on Form 8-K nor the press release constitutes an offer to sell, or the solicitation of an offer to buy, the Notes or the shares of the Company’s common stock, if any, issuable upon conversion of the Notes.

The information in Item 8.01 of this Current Report on Form 8-K and the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amendment No. Four to Loan and Security Agreement and Consent, dated as of December 15, 2021, among Danimer Scientific Holdings, LLC, Meredian Bioplastics, Inc., Meredian, Inc., Danimer Scientific, L.L.C., Danimer Bioplastics, Inc., and Danimer Scientific Kentucky, Inc., the several entities party thereto as lenders, and Southeast Community Development Fund X, L.L.C..
10.2	Ratification by Guarantor, dated December 15, 2021, by Meredian Holdings Group, Inc.
10.3	First Amendment to Revolving Credit Agreement, dated as of December 15, 2021, among Danimer Scientific Holdings, Inc., Meredian, Inc., Meredian Bioplastics, Inc., Danimer Scientific, L.L.C., Danimer Bioplastics, Inc. and Danimer Scientific Kentucky, Inc., Danimer Scientific, Inc., Meredian Holdings Group, Inc. and Truist Bank.
10.4	Reaffirmation and Ratification of Guarantor, dated December 15, 2021, by Danimer Scientifc, Inc. and Meredian Holdings Group, Inc.
99.1	Press release of Danimer Scientific, Inc., dated December 15, 2021 (furnished only).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2021

DANIMER SCIENTIFIC, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

3

Exhibit 10.1

AMENDMENT NO. four TO Loan and Security Agreement and consent

This Amendment No. Four to Loan and Security Agreement and Consent (this “Agreement”), dated as of December 15, 2021 (the “Amendment No. Four Effective Date”), is entered into among Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), Meredian Bioplastics, Inc., a Georgia corporation (“Meredian Bioplastics”; and together with Danimer Holdings, each a “Borrower” and collectively the “Borrowers”), Meredian, Inc., a Georgia corporation (“Meredian”), Danimer Scientific, L.L.C., a Georgia limited liability company “Danimer Scientific”), Danimer Bioplastics, Inc., a Georgia corporation (“Danimer Bioplastics”), Danimer Scientific Kentucky, Inc., a Delaware corporation (“Danimer Kentucky”; together with Meredian, Danimer Scientific, Danimer Bioplastics and with any other Person that at any time after the date hereof becomes a Guarantor, each a “Guarantor” and collectively, the “Guarantors”, and together with the Borrowers, the “Loan Parties”), the Lenders party thereto, and Southeast Community Development Fund X, L.L.C., a Delaware limited liability company, as Administrative Agent (“Administrative Agent”).

Recitals:

A. The above are party to that certain Loan and Security Agreement, dated as of March 13, 2019, as supplemented by that certain Waiver Letter Agreement dated July 28, 2020, as amended by Amendment No. One to Loan and Security Agreement dated as of October 2, 2020, as amended by Amendment No. Two to Loan and Security Agreement dated as of December 22, 2020, and as amended by Amendment No. Three to Loan and Security Agreement dated as of March 18, 2021 (as amended from time to time, the “Existing Loan Agreement”, as the same is amended pursuant to this Agreement and as it may be further amended, supplemented and/or otherwise modified from time to time, the “Loan Agreement”).

B. Borrowers have requested that Lenders, among other things, (a) amend the Restricted Payments negative covenant to permit distributions, (b) permit Parent to form a wholly-owned subsidiary in Poland and capitalize the subsidiary and (c) provide for the joinder of Novomer, Inc. to the Loan Agreement on and subject to the terms and conditions set forth herein.

C. Administrative Agent, on behalf of and at the direction of Required Lenders, is willing to agree to the requests of Borrowers on the terms and conditions set forth herein.

Agreement:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, the parties hereby covenant and agree as follows:

1. Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each capitalized term used herein (including in the Recitals hereof) that is defined in the Loan Agreement shall have the meaning assigned to such term in the Loan Agreement.

(b) Each reference to “this Agreement,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Loan Agreement, and each reference to “the Loan Agreement” and each other similar reference in the other Loan Documents, shall from and after the date of this Agreement, refer to the Loan Agreement, as amended hereby. This Agreement is a Loan Document.

(c) The rules of interpretation set forth in Section 1.02 of the Loan Agreement shall be applicable to this Agreement, mutatis mutandis.

2. Acknowledgments of Obligations and Related Matters.

(a) Acknowledgment of Obligations. Borrowers hereby acknowledge, confirm and agree that Borrowers are, jointly and severally, unconditionally indebted to SECDF as GARJA Lender and PIFS as NMTC Lender as of the close of business on the date preceding the date hereof in respect of the GARJA Loan and the NMTC Loan in the aggregate principal amount of $10,204,652.51, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrowers to SECDF as Administrative Agent pursuant to the Loan Agreement and the other Loan Documents, all of which are unconditionally owing by Borrowers to SECDF pursuant to the Loan Documents, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests. Borrowers hereby acknowledge, confirm and agree that Administrative Agent has, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrowers to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents or otherwise granted to or held by Administrative Agent.

(c) Binding Effect of Loan Documents. Borrowers hereby acknowledge, confirm and agree that: (i) each of the Loan Documents to which any Borrower is a party has been duly executed and delivered to Administrative Agent and Lenders by such Borrower and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrowers contained in such Loan Documents to which any Borrower is a party and in this Agreement constitute the legal, valid and binding Obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrowers have no valid defense to the enforcement of such Obligations, and (iii) Administrative Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

3. Modifications to the Loan Agreement. Upon the effectiveness of this Agreement in accordance with the provisions hereof and notwithstanding anything to the contrary contained in the Existing Loan Agreement or the Loan Documents:

(a) Addition of Certain Defined Terms to Section 1.01 of the Existing Loan Agreement. Section 1.01 of the Existing Loan Agreement, titled Certain Defined Terms, is hereby modified as of the Amendment No. Four Effective Date to add the following terms to Section 1.01 in alphabetical order:

“Kentucky NMTC Lender” shall mean AmCREF Fund 51, LLC, a Louisiana limited liability company.

“Permitted Bond Hedge” means any call or capped call option (or substantively equivalent derivative transaction) relating to Ultimate Parent Entity’s common stock (or other securities or property following a merger event or other change of the common stock of Ultimate Parent Entity) purchased by Ultimate Parent Entity in connection with the issuance of any Permitted Exchangeable Indebtedness.

“Permitted Exchangeable Indebtedness” means unsecured notes issued by Ultimate Parent Entity that are convertible or exchangeable into a fixed number (subject to customary anti-dilution adjustments, “make-whole ” increases and other customary changes thereto) of shares of common stock of Ultimate Parent Entity (or other securities or property following a merger event or other change of the common stock of Ultimate Parent Entity), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities).

“Polish Sub” means a wholly-owned subsidiary of Parent to be formed in Poland.

“Subordination Agreement (Tri-Party)” means that certain Amended and Restated Subordination and Intercreditor Agreement dated as of April 29, 2021 among Kentucky NMTC Lender and Truist, as senior creditors, SECDF and PIFS, as subordinated creditors, Parent and Danimer Scientific Kentucky, Inc., as at any time further amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

“Subordination Agreement (Truist)” means that certain Amended and Restated Subordination Agreement dated as of April 29, 2021, among Truist, as senior creditor, and SECDF and PIFS, as subordinated creditors, as may be further amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

“Truist” means Truist Bank, a North Carolina banking corporation.

“Truist Credit Facility” means the credit facility evidenced by that certain Revolving Credit Agreement dated as of April 29, 2021, among the Loan Parties and Truist, as lender, together with its related Loan Documents under and as such term is defined therein, as amended, restated or refinanced from time to time in accordance with any Permitted Senior Refinancing.

(b) Modification of Certain Defined Terms Under Section 1.01 of the Existing Loan Agreement. Section 1.01 of the Existing Loan Agreement is hereby modified as of the Amendment No. Four Effective Date of this Agreement to amend and restate in its entirety the following defined term contained therein to read as follows:

“Permitted Senior Refinancing” has the meaning ascribed thereto in the Danimer Bioplastics Subordination Agreement, the Meredian Bioplastics Subordination Agreement, the Subordination Agreement (Tri-Party) and the Subordination Agreement (Truist).

(c) Modification of subsection (d) of Section 6.13 of the Existing Loan Agreement. Subsection (d) of Section 6.13 of the Existing Loan Agreement, titled Financial Covenants, is hereby modified as of the Amendment No. Four Effective Date to read in its entirety as follows:

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, for so long as Danimer Holdings has Qualified Cash in an amount of not less than $10,000,000, or $5,000,000 if and when the NMTC Loan is paid in full, the Loan Parties and their Subsidiaries shall not be required to comply with the specific financial covenants contained in subsections (a), (b) and (c) of this Section 6.13.

(d) Modification of Section 7.06 of the Existing Loan Agreement. Section 7.06 of the Existing Loan Agreement, titled Restricted Payments, is hereby modified as of the Amendment No. Four Effective Date to add the following new paragraph at the end of the existing paragraph:

Notwithstanding any other provision in this Agreement or the other Loan Documents to the contrary, (A) the Loan Parties and any Subsidiaries of any Loan Party may make distributions to Ultimate Parent Entity in the amount necessary for Ultimate Parent Entity to (i) make payments of interest (including any additional interest or special interest) on Permitted Exchangeable Indebtedness and (ii) to make any and all other cash payments on Permitted Exchangeable Indebtedness, including, without limitation, payments upon the conversion, redemption, repurchase or maturity thereof, and (B) the Loan Parties and any Subsidiaries of any Loan Party may make distributions to Ultimate Parent Entity in the amount necessary for Ultimate Parent Entity to make any and all payments under a Permitted Bond Hedge, including, without limitation, the payment of the premium to the hedge provider due under and determined in accordance with such Permitted Bond Hedge after giving effect to the setoff or any premium or other payments due to Ultimate Parent Entity under and determined in accordance with such Permitted Bond Hedge.

(e) Modification of Section 2.03(b) of the Existing Loan Agreement. Section 2.03 of the Existing Loan Agreement, titled Voluntary Prepayments of the Loan, is hereby modified as of the Amendment No. Four Effective Date to restate subsection (b) thereof in its entirety as follows:

(b) Voluntary Prepayments of the Loans. Borrowers shall not be permitted to voluntarily prepay or repay the GARJA Loan (or any portion thereof) until after July 1, 2022. After July 1, 2022, Borrowers may voluntarily prepay the Outstanding Amount of the GARJA Loan in whole or in part, upon not less than thirty (30) days prior irrevocable written notice to Administrative Agent, which notice shall state the Outstanding Amount of the Loans being prepaid. Voluntary prepayments shall be in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000) or an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof (or, if less, the entire Outstanding Amount of the Loans) In connection with any such voluntary prepayment, Borrowers shall pay the sum of: (i) the Outstanding Amount of the GARJA Loan being prepaid; plus (ii) accrued unpaid interest at the rate then applicable to the GARJA Loan on the amounts prepaid in the immediately preceding clause (i), through the date of such voluntary prepayment. Borrowers may prepay the NMTC Loan in full but not in part at any time without premium or penalty, together with all accrued interest thereon, provided that Truist provides its consent pursuant to the Subordination Agreement (Truist) and any expenses and indemnity obligations, if any, owing under this Agreement to the Administrative Agent or any Lender are paid at such time. Upon any such prepayment in full, PIFS shall no longer be a party to this Agreement or the other Loan Documents. All prepayments of the Loans made pursuant to this Section 2.03(b) shall not reduce the mandatory prepayments of the Loans otherwise required pursuant to Section 2.03(c).

(f) Modification of Section 2.03(c)(iv) of the Existing Loan Agreement. Section 2.03(c)(iv) of the Existing Loan Agreement, titled Payments in Respect of Debt, is hereby modified as of the Amendment No. Four Effective Date to add the following new sentence at the end of the existing paragraph:

A Loan Party’s receipt from Ultimate Parent Entity of Debt proceeds from the sale of Permitted Exchangeable Indebtedness will not trigger a prepayment under this Section 2.03(c)(iv).

(g) Modification of Section 7.13 of the Existing Loan Agreement. Section 7.13 of the Existing Loan Agreement, titled Parent as Holding Company, is hereby modified as of the Amendment No. Four Effective date to add a new subsection (vi); Section 7.13 is hereby restated in its entirety as follows:

Permit Parent to (a) incur any liabilities, other than (i) liabilities under the Loan Documents, (ii) liabilities under the Truist Credit Facility, (iii) tax liabilities in the ordinary course of business, and (iv) corporate, administrative and operating expenses in the ordinary course of business, including, but not limited to, such expenses inherent in providing the services to Loan Parties contemplated under the Management Services Agreement, (b) own or acquire any assets, other than (i) the Equity Interests of Parent (by way of repurchase) or any Loan Party, (ii) the Equity Interests of QALICB, (iii) cash and Cash Equivalents, (iv) hold a leasehold interest in any Facility, including as lessee or sublessor, or (c) engage in any trade or business, other than (i) owning the Equity Interests of Loan Parties and activities incidental thereto, (ii) owning the Equity Interests of QALICB and activities incidental thereto, (iii) acting as a Guarantor and granting to Administrative Agent, a Lien on certain Collateral, (iv) being the employer of executive officers of Parent and/or Loan Parties under executive officer employment agreements, (v) providing services under the Management Services Agreement and (vi) owning the Equity Interests of Polish Sub and activities incidental thereto, including, without limitation, providing capital contributions or other investments in, or loans to, Polish Sub in amounts necessary to fund Polish Sub’s expenses in an amount not to exceed $250,000 and the Polish Sub shall at all times be a wholly-owned Subsidiary of the Parent or a Loan Party.

(h) Modification of Section 8.01(e) of the Existing Loan Agreement. Section 8.01(e) of the Existing Loan Agreement, titled Cross-Default, is hereby modified as of the Amendment No. Four Effective Date to add the following sentence before “; or” at the end of such paragraph:

; for the avoidance of doubt, this Section 8.01(e) does not apply to Ultimate Parent Entity, Permitted Exchangeable Indebtedness, the satisfaction of a condition to conversion or exchange of any Permitted Exchangeable Indebtedness, a Permitted Bond Hedge or the occurrence of any early termination event under any Permitted Bond Hedge

4. Joinder. Borrowers shall have thirty (30) days from and after the Amendment No. Four Effective Date to join Novomer, Inc., a Delaware corporation and wholly-owned subsidiary of Danimer Holdings, as a Guarantor under the Loan Agreement.

5. Representations and Warranties. Each Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:

(a) No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Existing Loan Agreement contemplated hereby), after giving effect to this Agreement.

(b) The execution, delivery and performance by each Loan Party of this Agreement has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person other than such as have been obtained or made and are in full force and effect.

(c) On and as of the date of this Agreement, all representations and warranties of each Loan Party contained in the Loan Agreement and in each other Loan Document are true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier or specified date, in which case they are true and correct in all material respects as of such earlier or specified date).

6. Conditions of Effectiveness.

(a) The Agreement shall become effective as of the Amendment No. Four Effective Date upon the satisfaction of all of the following conditions:

(i) Borrowers shall have delivered to Administrative Agent an original (or executed faxed or electronic copy) of this Agreement, duly executed by each of the Loan Parties;

(ii) Parent shall have delivered to Administrative Agent an original (or executed faxed or electronic copy) of the Ratification attached to this Amendment, duly executed by Parent; and

(iii) the receipt by Administrative Agent of the payment, in immediately available funds, of all reasonable out-of-pocket fees, costs, charges and expenses incurred by Administrative Agent in connection with the preparation, execution and delivery of this Agreement or any of the transactions arising hereunder or otherwise related hereto or referred to herein, including any actual out-of-pocket costs, expenses, charges or expenses of Administrative Agent and the reasonable fees, charges and disbursements of counsel for Administrative Agent.

(b) The parties hereto specifically acknowledge and agree that: (i) the execution and delivery of this Agreement shall not be deemed to create a course of dealing or otherwise obligate Administrative Agent or Lenders to execute similar agreements under the same, similar or different circumstances in the future; and (ii) neither Administrative Agent nor any Lender has any obligation to further amend provisions of, or waive compliance with or consent to a departure from the requirements of, the Existing Loan Agreement or any of the other Loan Documents. Except as expressly amended pursuant hereto, the Existing Loan Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects, and the Collateral described in the Loan Documents shall continue to secure the Obligations. Each of the Guarantors party hereto: (i) specifically consents to the terms of this Agreement; (ii) reaffirms its obligations under its Guaranty and under all other Loan Documents to which it is a party; (iii) reaffirms the waivers of each and every one of the defenses to such obligations as set forth in such Guaranty and each such other Loan Document; and (iv) reaffirms that its obligations under such Guaranty and each such other Loan Document are separate and distinct from the obligations of any other party under the Loan Documents.

7. General Release. On and as of the Amendment No. Four Effective Date and in consideration of the agreements set forth herein, Parent and each Loan Party which is a party hereto, on behalf of itself and its successors and assigns, does hereby: (a) release, acquit and forever discharge Administrative Agent and each Lender, all of Administrative Agent’s and each Lender’s predecessors-in-interest, and all of Administrative Agent’s and each Lender’s past and present officers, directors, managers, members, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated (each of the foregoing, a “Claim”), each as though fully set forth herein at length, that any Borrower, any Loan Party or any of their respective successors or assigns now has or may have as of the Amendment No. Four Effective Date in any way arising out of, connected with or related to any or all of the transactions contemplated by the Loan Documents (including this Agreement) or any of them or any provision or failure to provide credit or other accommodations to any Borrower or any other Person under the Loan Documents (including this Agreement) or any of them or any other agreement, document or instrument referred to, or otherwise related to, any or all of the Loan Documents (including this Agreement) or any of them (each, a “Released Claim”); and (b) specifically acknowledge and agree that: (i) none of the provisions of the release contained in Section 6(a) above (the “General Release”) shall be construed as or constitute an admission of any liability on the part of Administrative Agent or Lenders (or any of them); (ii) the provisions of the General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of the General Release shall subject it to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

8. General Provisions.

(a) This Agreement shall be binding upon and inure to the benefit of the parties to the Loan Agreement and their respective successors and assigns.

(b) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by the other party thereto either in the form of an executed original or an executed original sent by facsimile or electronic transmission to be followed promptly by mailing of a hard copy original, and that receipt by Administrative Agent of an electronically, telecopier facsimile or other portable document format purportedly bearing the signature of Borrowers and shall bind Borrowers with the same force and effect as the delivery of a hard copy original.

(c) This Agreement contains the entire and exclusive agreement of the parties to the Loan Agreement with reference to the matters discussed herein. This Agreement supersedes all prior drafts and communications with respect hereto. This Agreement may not be amended except in accordance with the provisions of the Loan Agreement.

(d) Article X of the Existing Loan Agreement (except Section 10.14 thereof) is incorporated herein by this reference and made applicable as if set forth herein in full, mutatis mutandis.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

BORROWERS:

DANIMER SCIENTIFIC HOLDINGS, LLC		MEREDIAN BIOPLASTICS, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	Chief Financial Officer	Title:	Chief Financial Officer

GUARANTORS:

MEREDIAN, INC.		DANIMER SCIENTIFIC, L.L.C.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	Chief Financial Officer	Title:	Chief Financial Officer

DANIMER BIOPLASTICS, INC.		DANIMER SCIENTIFIC KENTUCKY, INC.

By:	/s/ John A. Dowdy, III	By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III	Name:	John A. Dowdy, III
Title:	Chief Financial Officer	Title:	Chief Financial Officer

[Signatures continue on following page]

Amendment No. Four to LSA and Consent (Danimer/SECDF X/PIFS)

Administrative Agent:
SOUTHEAST COMMUNITY DEVELOPMENT FUND X, L.L.C.,
a Delaware limited liability company

By:	Advantage Capital Community Development Fund, L.L.C., its Managing Member
By:	/s/ Gabriel Rosen
Name:	Gabriel Rosen
Title:	Authorized Person

Lenders:
Southeast Community Development Fund X, L.L.C.,
a Delaware limited liability company

By:	Advantage Capital Community Development Fund, L.L.C., its Managing Member
By:	/s/ Gabriel Rosen
Name:	Gabriel Rosen
Title:	Authorized Person

[Signatures continue on following page]

LENDERS (CONT.):

PIFS SUb-CDE XX, LLC,
a Virginia limited liability company

By:	People Incorporated Financial Services, a Virginia non-stock corporation, its Managing Member

By:	/s/ Robert G. Goldsmith
Name:	Robert G. Goldsmith
Title:	President and CEO

Amendment No. Four to LSA and Consent (Danimer/SECDF X/PIFS)

Exhibit 10.2

RATIFICATION BY GUARANTOR

The undersigned, Meredian Holdings Group, Inc., a Delaware corporation (“Parent”), hereby states as follows to and for the benefit of Administrative Agent and each Lender, in each case as of the date hereof:

(i) acknowledges the execution of the foregoing Amendment No. 4 to Loan and Security Agreement by each Loan Party and of each prior amendment to and consent and waiver given in connection with the Loan Agreement, including without limitation Amendment No. One to Loan and Security Agreement, dated as of October 2, 2020, Amendment No. Two to Loan and Security Agreement and Consent, dated as of December 22, 2020, Waiver Letter Agreement, dated July 28, 2020, and Consent to Prepay the White Oak Facility in full, dated January 28, 2021, and Amendment No. Three to Loan and Security Agreement dated as of March 18, 2021 (collectively, the “Amendments”), copies of which have been reviewed by Parent;

(ii) ratifies the terms and provisions of the Parent Guaranty and the Parent Pledge Agreement executed by the undersigned pursuant to the Loan Agreement;

(iii) confirms that for purposes of the Parent Guaranty and the Parent Pledge Agreement, the term “Loan Agreement” includes all of the terms, conditions and obligations of each Borrower and Guarantor set forth in the Amendments and any future amendments executed in accordance with the terms of the Loan Agreement;

(iv) affirms that (a) its obligations under Parent Guaranty and the Parent Pledge Agreement remain valid and in full force and effect in accordance with the terms of the Parent Guaranty and the Parent Pledge Agreement, respectively, (b) no Default or Event of Default has occurred and is continuing (or would result from the foregoing Amendments) and (c) all of Parent’s representations and warranties contained in the Parent Guaranty and Parent Pledge Agreement and any other Loan Document to which Guarantor is a party are true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier or specified date, in which case they are true and correct in all material respects as of such earlier or specified date), after giving effect to the Amendments; and

(v) confirms that (a) Administrative Agent has a first-priority perfected security interest in all the limited liability company interests owned by Parent in Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Danimer Holdings”), by possession, assuming the continued possession by Administrative Agent of the equity certificate no. 1 evidencing 100% of the member interests in Danimer Holdings and a limited liability company power undated and signed in blank, which was promptly delivered to Administrative Agent on behalf of Parent, and by the filing of UCC financing statement no. 2021 2113182 filed in the office of the Secretary of State of the State of Delaware on March 17, 2021, and (b) the limited liability company agreement of Danimer Holdings continues to contain each of the provisions set forth in Schedule III to the Parent Pledge Agreement required on and after the Lien Creation Date pursuant to Section 4 of the Parent Pledge Agreement.

Capitalized terms used herein and not defined herein shall have the meaning given to such terms in the Loan Agreement (as defined in the foregoing Amendment No. Four to Loan and Security Agreement).

Dated: December 15, 2021

[Signature on following page]

PARENT:

MEREDIAN HOLDINGS GROUP, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

Exhibit 10.3

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and entered into this 15th day of December, 2021, by and among by and among Danimer Scientific Holdings, LLC, a Delaware limited liability company (“Holdings”), Meredian, Inc., a Georgia corporation (“Meredian”), Meredian Bioplastics, Inc., a Georgia corporation (“MBP”), Danimer Scientific, L.L.C., a Georgia limited liability company (“Danimer”), Danimer Bioplastics, Inc., a Georgia corporation (“DBP”), and Danimer Scientific Kentucky, Inc., a Delaware corporation (“DSK”; Holdings, Meredian, MBP, Danimer, DBP, and DSK, each a “Borrower” and collectively, the “Borrowers”), and TRUIST BANK, a North Carolina banking corporation (“Lender”).

Recitals:

Borrowers and Lender are party to that certain Revolving Credit Agreement dated April 29, 2021 (as at any time amended, restated, supplemented or otherwise modified, the “Credit Agreement”).

The parties desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) By adding the following new definitions to Section 1.1 of the Credit Agreement, in appropriate alphabetical sequence:

“2021 Convertible Notes Hedge” shall mean any call or capped call option (or substantively equivalent derivative transaction) relating to PubCo’s common stock (or other securities or property following a merger event or other change of the common stock of PubCo) purchased by PubCo in connection with the 2021 Convertible Notes Offering.

“2021 Convertible Notes Offering” shall mean an offering by PubCo of senior unsecured promissory notes in a maximum original aggregate principal amount not to exceed $300,000,000 pursuant to a certain Indenture dated on or about the First Amendment Date between PubCo and U.S. Bank National Association, as trustee, paying agent, and conversion agent.

“First Amendment Date” shall mean December 15, 2021.

(b) By deleting from Section 1.1 of the Credit Agreement the definitions of “Availability Block”, “Domestic Availability Block” and “Ex-Im Availability Block” in their entireties and by substituting in lieu thereof the following new definitions, respectively:

“Availability Block” shall mean, during any Fiscal Quarter, the following amount, calculated as of the last day of each Fiscal Quarter, for the period of four (4) Fiscal Quarters then ended:

(i) Consolidated EBITDA for such period minus,

(ii) to the extent added back to Consolidated Net Income for purposes of calculating Consolidated EBITDA for such period, the sum of (A) interest paid in cash by Borrowers and their Subsidiaries for such period less interest income paid to Borrowers or their Subsidiaries on leverage loans receivables outstanding in connection with any financing obtained by any of Borrowers and their Subsidiaries in connection with new markets tax credits that may be claimed pursuant to Section 45D of the Code, (B) scheduled principal payments made by Borrowers and their Subsidiaries on Consolidated Total Debt during such period, plus (C) income taxes paid in cash by Borrowers and their Subsidiaries for such period, minus

(iii) any principal payments on Consolidated Total Debt paid by Borrowers and their Subsidiaries during such period that were not added back to Consolidated Net Income for purposes of calculating Consolidated EBITDA for such period, all determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, if the amount calculated pursuant to this definition as of the last day of any Fiscal Quarter is a positive number (i.e., is greater than $0), the Availability Block shall be equal to $0.

The Availability Block is composed of the Domestic Availability Block and the Ex-Im Availability Block.

As of the First Amendment Date, the Availability Block is $11,843,809.53 and shall be adjusted based on the financial statements for the Fiscal Month ended on or about December 31, 2021 pursuant to Section 5.1(b) and as of the last Fiscal Month of each Fiscal Quarter thereafter. Each such adjustment shall become effective on the date that Borrower Agent is required pursuant to Section 5.1(f) to deliver to Administrative Agent the first Borrowing Base Certificate following the delivery of the applicable financial statements (or, if sooner, on the date on which Borrower Agent actually delivers such Borrowing Base Certificate).

“Domestic Availability Block” shall mean, during any Fiscal Quarter, an amount equal to 75% of the Availability Block for such Fiscal Quarter.

“Ex-Im Availability Block” shall mean, during any Fiscal Quarter, an amount equal to 25% of the Availability Block for such Fiscal Quarter.

(c) By deleting from Section 2.19(a) of the Credit Agreement the reference to “April 29, 2022” and by substituting in lieu thereof the phrase “the First Amendment Date”.

(d) By deleting Section 7.15(a) of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

(a) own, hold or acquire any assets, other than (i) Equity Interests in its Subsidiaries, including the Excluded Subsidiaries, and activities incidental thereto, (ii) Equity Interests of Parent or PubCo (by way of repurchase), (iii) cash and Cash Equivalents, (iv) the 2021 Convertible Notes Hedge; and (v) a leasehold interest in any Facility, including as lessee or sublessor;

(e) By adding a new clause (v) to Section 7.15(c) of the Credit Agreement to immediately follow clause (iv) therein and to read as follows, and changing the reference to the existing clause (v) therein to clause (vi):

(v) engage in, conduct and perform the transactions contemplated by the 2021 Convertible Note Offering and the 2021 Convertible Notes Hedge; and

(f) By deleting Section 8.1(f) of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

(f) any Loan Party or any Subsidiary of a Loan Party (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness (including the Advantage Subordinated Debt and the Kentucky NMTC Subordinated Debt and any Indebtedness of Parent or PubCo) that is outstanding, when and as the same shall become due and payable (whether at stated maturity, on demand, upon acceleration or otherwise) subject to any applicable cure period, or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness (including an "Event of Default" under and as defined in each of the Advantage Loan Agreement and the Kentucky QLICI Loan Agreement); or any such Material Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed, purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (provided that, notwithstanding any of the foregoing in this clause (f), the conversion of Indebtedness incurred by PubCo in connection with the 2021 Convertible Notes Offering into Equity Interests (or that such Indebtedness has or may become convertible into Equity Interests) in accordance with the Indenture governing the 2021 Convertible Notes Offering shall not be deemed an Event of Default under this clause (f)); or

3. Additional Covenants.

(a) Reference is made to that certain letter agreement dated July 23, 2021 among Loan Parties and Lender (the “Novomer Consent Letter”). Pursuant to the Novomer Consent Letter, Borrowers agreed to execute and deliver, and cause certain other parties to execute and deliver, the Joinder Documents (as defined in the Novomer Consent Letter) simultaneously with the consummation of the Merger (as defined in the Novomer Consent Letter) or upon the New Subsidiary Formation (as defined in the Novomer Consent Letter). Borrowers hereby agree that Borrowers, New Subsidiary and the other parties thereto shall execute and deliver all of the Joinder Documents on or before the date that is thirty (30) days after the First Amendment Date (or such later date to which Lender in its discretion may agree in writing).

(b) On or before the date that is thirty (30) days after the First Amendment Date (or such later date to which Lender in its discretion may agree in writing), Borrowers shall deliver to Lender evidence of insurance coverage, loss payable endorsements and related information and documentation satisfying the requirements of Section 5.8 of the Loan Agreement.

4. Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents, and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.

5. Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that each of the Loan Documents executed by such Borrower creates legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby knowingly and voluntarily waived by such Borrower); and the security interests and liens granted by such Borrower in favor of Lender are duly perfected, first priority security interests and liens, subject only to Permitted Liens.

6. Representations and Warranties. Each Borrower represents and warrants to Lender, to induce Lender to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Credit Agreement and the Security Agreement are true and correct on and as of the date hereof.

7. Reference to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

8. Breach of Amendment. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein (including the covenants contained in Section 3 hereof) shall constitute an Event of Default.

9. Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof is subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Lender, unless satisfaction thereof is specifically waived in writing by Lender:

(a) Lender shall have received from Borrowers a counterpart of this Amendment, duly executed by each Borrower and a counterpart of the Reaffirmation and Ratification of Guarantors in the form attached to this Amendment, duly executed by each Guarantor;

(b) [Reserved]; and

(c) Lender shall have received from Borrowers payment of the fees and expenses contemplated by Section 10 of this Amendment (except, with respect to legal fees and expenses of Lender’s legal counsel, only to the extent invoiced by such legal counsel at least two (2) Business Days prior to the date hereof).

10. Expenses of Lender. Borrowers jointly and severally agree to pay, on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender's legal counsel and any taxes, filing fees and other expenses associated with or incurred in connection with the execution, delivery or filing of any instrument or agreement referred to herein or contemplated hereby.

11. Release of Claims. To induce Lender to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges Lender, and all officers, directors, agents, employees, successors and assigns of Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that such Borrower now has or ever had against Lender arising under or in connection with any of the Loan Documents or otherwise. Each Borrower represents and warrants to Lender that such Borrower has not transferred or assigned to any Person any claim that Borrower ever had or claimed to have against Lender.

12. Effectiveness; Governing Law. This Amendment shall be effective upon acceptance by Lender (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of New York.

13. No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

14. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15. Further Assurances. Each Borrower agrees to take such further actions as Lender shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

16. Miscellaneous. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto. This Amendment expresses the entire understanding of the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the parties.

17. Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank;

signatures commence on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal, and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

DANIMER SCIENTIFIC HOLDINGS, LLC

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

[SEAL]

MEREDIAN, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

[CORPORATE SEAL]

MEREDIAN BIOPLASTICS, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

[CORPORATE SEAL]

DANIMER SCIENTIFIC, L.L.C.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

[SEAL]

[Signatures continue on the following page.]

First Amendment to Revolving Credit Agreement (Danimer)

DANIMER BIOPLASTICS, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

[CORPORATE SEAL]

DANIMER SCIENTIFIC KENTUCKY, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

[CORPORATE SEAL]

[Signatures continue on the following page]

First Amendment to Revolving Credit Agreement (Danimer)

LENDER:

TRUIST BANK

By:	/s/ JC Fanning
Name:	JC Fanning
Title:	Director

First Amendment to Revolving Credit Agreement (Danimer)

Exhibit 10.4

REAFFIRMATION AND RATIFICATION OF GUARANTORS

The undersigned guarantors of the Obligations of Borrowers at any time owing to Lender hereby (i) acknowledge receipt of a copy of the foregoing First Amendment to Revolving Credit Agreement (the “Agreement”); (ii) consent to Borrowers’ execution and delivery thereof and of the other documents, instruments and agreements Borrowers agree to execute and deliver pursuant thereto, and agree to be bound thereby; (iii) ratify and reaffirm the Guaranteed Obligations (as defined in the Security Agreement), the Security Agreement and each of the other Loan Documents to which such Guarantor is a party, and all of such Guarantor’s covenants, duties, indebtedness and liabilities under the Security Agreement and the other Loan Documents; and (iii) affirm that nothing contained therein shall modify in any respect whatsoever its respective guaranty of the Obligations and reaffirm that such guaranty is and shall remain in full force and effect.

Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement or the Credit Agreement (as defined in the Agreement), as applicable.

IN WITNESS WHEREOF, the undersigned has executed this Reaffirmation and Ratification, as of the date of the Agreement.

GUARANTORS:

Danimer Scientific, Inc.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

[CORPORATE SEAL]

MEREDIAN HOLDINGS GROUP, INC.

By:	/s/ John A. Dowdy, III
Name:	John A. Dowdy, III
Title:	Chief Financial Officer

[CORPORATE SEAL]